Exhibit 10.1

THIRD AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of January 2, 2007 by and between Digirad Corporation, a Delaware Corporation (the “Company”) and Mark Casner (“EXECUTIVE”). The Company and EXECUTIVE are hereinafter collectively referred to as the “Parties,” and individually referred to each or any as a “Party.”

RECITALS

A. WHEREAS, in order to attract EXECUTIVE to leave his employment, sell his home in Minnesota and move to California to enter into employment with the Company, EXECUTIVE’S Employment Agreement dated September 14, 2005, as amended (the “Agreement”) provided in Section 3.4.3 that the Company would pay EXECUTIVE certain relocation and moving expenses, including standard realtor’s fees incurred in selling his Minnesota home in an amount “grossed up” to avoid tax expenses to EXECUTIVE; and

B. WHEREAS, EXECUTIVE has moved to and purchased a new home in California but, unexpectedly, has been unable to sell his Minnesota home since September 2005, thus incurring costs associated with maintaining two homes; and

C. WHEREAS, the Company has paid EXECUTIVE all moving expenses otherwise due under the Agreement except for the realtor’s fees to be incurred in selling his Minnesota home; and

D. WHEREAS, because the Company desires to retain EXECUTIVE’s services and alleviate his unanticipated burden of having incurred the costs associated with maintaining two homes, the COMPANY wishes to pay, and EXECUTIVE wishes to receive, all of EXECUTIVE’s anticipated moving expenses at this time.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Final Moving Expense Payment. On or about January 2, 2007, the Company shall pay EXECUTIVE the amount of $151,084 (the “Final Moving Expense Payment”), consisting of (a) $90,650, the estimated amount of realtor’s fees EXECUTIVE will incur in selling his home in Minnesota, and (b) $64,434, the approximate amount required to “gross up” these fees to allow EXECUTIVE to avoid tax expenses on the payment. The Parties agree that the Final Moving Expense Payment shall be made in lieu of, and not in addition to, the payment of realtor’s fees to be incurred in selling his home in Minnesota that would otherwise be due under the Agreement. The Parties further agree that, after the Company has made the Final Moving Expense Payment, no further payments of any kind shall be due EXECUTIVE under Section 3.4.3 of the Agreement.

All other terms and conditions of the Agreement shall remain unchanged and in effect.

THE COMPANY:		EXECUTIVE:
DIGIRAD CORPORATION a Delaware Corporation		MARK CASNER

By:	/s/ Timothy J. Wollaeger	/s/ Mark Casner
	Chairman, Board of Directors	Chief Executive Officer

Date:	December 13, 2006	Date:	December 13, 2006

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